Exhibit 4.1

Execution Version

THOR INDUSTRIES, INC.

AND

U.S. Bank National Association,

as Trustee

4.000% Senior Notes due 2029

INDENTURE

Dated as of October 14, 2021

Table of Contents

		Page
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
		1
SECTION 1.1.	Definitions	1
SECTION 1.2.	Other Definitions	51
SECTION 1.3.	Rules of Construction	53

ARTICLE II

THE NOTES

SECTION 2.1.	Form, Dating and Terms	56
SECTION 2.2.	Execution and Authentication	57
SECTION 2.3.	Registrar and Paying Agent	58
SECTION 2.4.	Paying Agent to Hold Money in Trust	59
SECTION 2.5.	Holder Lists	59
SECTION 2.6.	Transfer and Exchange	59
SECTION 2.7.	Mutilated, Destroyed, Lost or Stolen Notes	60
SECTION 2.8.	Outstanding Notes	61
SECTION 2.9.	Temporary Notes	62
SECTION 2.10.	Cancellation	62
SECTION 2.11.	Payment of Interest; Defaulted Interest	63
SECTION 2.12.	CUSIP and ISIN Numbers	61

ARTICLE III

COVENANTS

SECTION 3.1.	Payment of Notes	64
SECTION 3.2.	Limitation on Indebtedness	64
SECTION 3.3.	Limitation on Restricted Payments	71
SECTION 3.4.	Limitation on Distributions from Restricted Subsidiaries	81
SECTION 3.5.	Limitation on Sales of Assets and Subsidiary Stock	83
SECTION 3.6.	Limitation on Liens	87
SECTION 3.7.	Limitation on Guarantees	88
SECTION 3.8.	Limitation on Affiliate Transactions	89
SECTION 3.9.	Change of Control Triggering Event	93
SECTION 3.10.	Reports	95
SECTION 3.11.	Maintenance of Office or Agency	97
SECTION 3.12.	Compliance Certificate	98
SECTION 3.13.	Further Instruments and Acts	98
SECTION 3.14.	Statement by Officers as to Default	98

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EXHIBIT AForm of Global Restricted Note

EXHIBIT BForm of Supplemental Indenture to Add Guarantors

EXHIBIT CForm of Transferee Letter of Representation

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INDENTURE dated as of October 14, 2021, by and between THOR INDUSTRIES, INC. (the “Issuer” or the “Company”), a Delaware corporation, each of the Guarantors (as defined herein) listed on the signature pages hereto, and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its 4.000% Senior Notes due 2029 issued on the date hereof (the “Initial Notes”) and (ii) any additional Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date.

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer and the Guarantors have been done; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.Definitions.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of February 1, 2019, among the Company, the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1, dated as of September 1, 2021, among the Company, the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Assets” means:

(1)

any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)

the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means any currency (other than U.S. dollars) that is a lawful currency (other than U.S. dollars) that is readily available and freely transferable and convertible into U.S. dollars (as determined in good faith by the Company).

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a)the present value at such Redemption Date of (i) the redemption price of such Note at October 15, 2024 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.6(d) hereof (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date (on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months)) using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b)the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.  The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption

Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 15, 2024; provided, however, that if the period from such Redemption Date to October 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)any disposition of property or assets, or issuance of securities by a Restricted Subsidiary of the Company, to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company, including any transaction between such parties that is permitted under Section 3.8 hereof;

(2)a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries, in each case, in the ordinary course of business;

(3)a disposition of inventory, goods or other assets in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4)a disposition of obsolete, worn out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);

(5)transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6)an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of up to the greater of (a) $100.0 million and (b) 7.5% of LTM EBITDA;

(8)any Restricted Payment that is permitted to be made, and is made, under Section 3.3 hereof and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3) hereof, asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)dispositions in connection with Permitted Liens, Permitted Tax Restructurings, intercompany activities permitted by this Indenture or Liens to secure the Notes in accordance with this Indenture;

(10)dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements and not as part of a Qualified Securitization Financing or Receivables Facility;

(11)conveyances, sales, transfers, licenses, sub-licenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that results from such agreement;

(12)the lease, assignment, license, sub-lease or cross-license of any real or personal property in the ordinary course of business;

(13)foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets;

(14)the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15)any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18)any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility not prohibited by this Indenture, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(19)any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, maintained, upgraded, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, not prohibited by this Indenture;

(20)sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(21)any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22)dispositions of non-core assets as determined in good faith by senior management of the Company;

(23)transfers of property or assets subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5 hereof;

(24)any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the Net Cash Proceeds of such sale are used to make a Restricted Payment pursuant to Section 3.3(b)(11)(b) hereof;

(25)the disposition of any assets (including Capital Stock) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition; and

(26)the unwinding of any Cash Management Obligations or Hedging Obligations.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3 hereof, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3 hereof.

“Attributable Indebtedness” means in respect of any Sale and Leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total Obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).  Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Borrowing Base” shall have the meaning set forth in the ABL Credit Agreement as of the Issue Date.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means:

(1)(a) U.S. dollars, Canadian dollars, Swiss Francs, United Kingdom pounds, Euro or any national currency of any member state of the European Union on the Issue Date; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)securities issued or directly and fully Guaranteed or insured by the United States, Canadian, Swiss or United Kingdom governments, a member state of the European Union or, in each case, or any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “F2” or equivalent thereof by Fitch, at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4)repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6)commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “F1” or higher by Fitch, “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “F2” or higher by Fitch, “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof or, in each case, if no rating is available in respect of the commercial paper or fixed rate notes, the issue of which has an equivalent rating in respect of its long-term debt;

(7)marketable short-term money market and similar securities having a rating of at least “F2,” “P-2” or “A-2” from either Fitch, S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company), and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America, Canada, Switzerland, the United Kingdom, any member state of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable from either Fitch, Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;

(9)readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by Fitch, S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by Fitch, S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)with respect to any Foreign Subsidiary:  (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from Fitch is at least “F2” or the equivalent thereof or from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from Fitch, “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of 24 months or less from the date of acquisition;

(13)bills of exchange issued in the United States, Canada, Switzerland, the United Kingdom, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;

(15)investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(16)	investments in pooled funds or investment accounts consisting of investments in the nature described in the foregoing clause (15);

(17)Cash Equivalents or instruments similar to those referred to in clauses (1) through (16) above denominated in U.S. dollars or any Alternative Currency;

(18)interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (17) above; and

(19)for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (9) and clauses (11) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.  For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (16) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations of the Company or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any domestic Subsidiary of the Company or any Guarantor substantially all the assets of which consist (directly or indirectly through disregarded entities or partnerships) of equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income Tax purposes) in, and/or indebtedness (as determined for U.S. Tax purposes) issued by, one or more CFCs or CFC Holding Companies, and cash and cash equivalents and other assets being held on a temporary basis incidental to the holding of such equity interests or indebtedness.

“Change of Control” means the occurrence of any of the following events:

(1)the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person;

(2)the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d) (3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity; or

(3)the adoption by the stockholders of the Company or any Parent Entity of the Company of a plan or proposal for the liquidation or dissolution of the Company or any such Parent Entity.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Company or a Parent Entity becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no Person or group, other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such holding company.

Notwithstanding the foregoing clauses or any provision of the Exchange Act, a Person shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Change of Control Triggering Event” means a Change of Control accompanied by a Rating Decline.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to it in the recitals of this Indenture.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures, customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)increased (without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income) by:

(a)income tax expense; plus

(b)interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness; plus

(c)Consolidated Depreciation and Amortization Expense of such Person; plus

(d)non-cash charges, losses, expenses or impairments, including stock-based compensation and last in, first out reserves established during such period from time to time (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period); plus

(e)any extraordinary, unusual or non-recurring expenses or losses (including losses on sale of equipment or businesses outside of the ordinary course of business); plus

(f)any fees, charges, costs or expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Indebtedness (including the Notes) or Capital Stock, or amendment, modification, repayment or refinancing of any debt instrument, in each case permitted under this Indenture, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the Issue Date and (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees (collectively, “Advisory Fees”); plus

(g)restructuring and similar charges, accruals, reserves, severance, relocation costs, integration and facilities opening costs and other business optimization expenses (including in connection with revenue synergies), signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans; plus

(h)the amount of pro forma “run-rate” cost savings, operating expense reductions and synergies actually implemented by the Company or related to any merger, consolidation or amalgamation permitted under this Indenture, in each case, projected to be realized as a result of actions taken or are expected to be taken and that are reasonably identifiable, factually supportable and projected by the Company in good faith to be realized as a result of such transaction, dispositions permitted under this Indenture, cost savings or business optimization initiatives or other similar transactions or initiatives (including the entry into material contracts or arrangements) taken on or after the Issue Date, in each case to the extent not prohibited by this Indenture (collectively, “Initiatives”) (calculated on a pro forma basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”)), net of the amount of actual benefits realized in respect thereof; provided that (i) actions in respect of such cost-savings, operating expense reductions, and synergies have been, or will be, taken within 24 months of the applicable Initiative, (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than six full fiscal quarters after the applicable Initiative, and (iv) with respect to any reference period, the aggregate amount added back in the calculation of Consolidated EBITDA for such reference period pursuant to this clause (i) shall not exceed 30.0% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (i)); plus

(i)non-recurring cash expenses recognized for restructuring costs, information technology and other integration costs and business optimization expenses in connection with any Initiative; plus

(j)net unrealized losses on swap agreements; and

(2)decreased (without duplication and to the extent included in the statement of such Consolidated Net Income for such period) by:

(a)the sum of:

(i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business);

(ii)income tax credits (to the extent not netted from income tax expense);

(iii)net unrealized gains on swap agreements; and

(iv)any other non-cash income (including gains on the sale of equipment or businesses and last in, first out reserves terminated during such period from time to time) other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period; and

(b)any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)the cumulative effect of a change in accounting principles;

(2)the net after tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards);

(3)the net after tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any equity interests of any person other than in the ordinary course of business, as determined in good faith by an Officer of the Company;

(4)the net after tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations;

(5)the net after tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, hedge agreements or other derivative instruments (including deferred financing expenses written off and premiums paid);

(6)the net income (or loss) for such period of any Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Company or any Restricted Subsidiary in respect of such period in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents);

(7)the effects of adjustments (including the effects of such adjustments pushed down to the Company  and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting, as the case may be, in connection with any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes;

(8)impairment and amortization charges;

(9)non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, restricted stock units, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(10)(i) charges and expenses pursuant to any management equity plan, long term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of equity interests held by management of the Company or any Restricted Subsidiary, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of equity interests (other than Disqualified Stock) of the Company;

(11)any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations (but only for so long as such loss, charge or expense remains a non-cash contingent obligation);

(12)to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 365 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption;

(13)(i) non-cash or unrealized gains or losses in respect of obligations under hedge agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under hedge agreements, and (ii) gains or losses resulting from unrealized currency translation gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) hedge agreements for currency exchange risk and (y) intercompany Indebtedness);

(14)non-cash interest and similar charges or expenses on defined benefit, defined contribution or other pension plans;

(15)any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Company or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment;

(16)any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period);

(17)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 712 and 715, Statement on Financial Accounting Standards Nos. 87, 106 and 112, as applicable, and any other items of a similar nature; and

(18)non-recurring charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, consolidation, amalgamation, division, Investment, recapitalization, disposition, Incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including in connection with any such transaction consummated prior to the Issue Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger, consolidation, amalgamation or division expenses) incurred as a result of any such transaction, including the transactions relating to the issuance of the Notes.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Indebtedness secured by a Lien as of such date to (y) LTM EBITDA.

“Consolidated Total Net Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness), plus (b) the aggregate principal amount of Finance Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Indebtedness until five Business Days after such amount is drawn), minus (c) the aggregate amount of cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) (provided that the cash proceeds of any proposed Incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Net Leverage Ratio or the Consolidated Secured Net Leverage Ratio, as applicable), with such adjustments as are consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For the avoidance of doubt, Consolidated Total Net Indebtedness shall exclude Indebtedness of any Person in respect of any Qualified Securitization Financing or Receivables Facility and shall not include obligations of the Company and its Restricted Subsidiaries under leases characterized as operating leases in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Indebtedness as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)for the purchase or payment of any such primary obligation; or

(b)to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Trust Office” means the designated corporate trust office of the Trustee at which at any time its corporate trust business will be administered (which office at the date of this Indenture is located at U.S. Bank National Association, 10 West Market Street, Suite 830, Indianapolis, IN 46204, Attention: Daryl F. Mergenthal, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Debt Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities (including the Senior Credit Facilities), indentures or other arrangements, commercial paper facilities and overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreements governing the Senior Credit Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Debt Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated

Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(C) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event (other than solely for Capital Stock of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain):

(1)matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (but not excluding any future, current or former employee, director, officer, manager or consultant)), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of

Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in the definition of the term “Available Amount.”

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease on the balance sheet for financial reporting purposes on the basis of GAAP, including, without limitation Accounting Standards Codification 842 and related accounting rules and regulations, such as may be amended or re-codified from time to time. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For purposes of Section 3.6 hereof, a Finance Lease Obligation shall be deemed secured by a Lien on the property being leased. For the avoidance of doubt, the term “Finance Lease Obligations” does not include any obligations of a Person under any operating leases entered into in the ordinary course of business that do not effectively transfer control of the underlying asset and do not represent an in-substance financed purchase of an asset under GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations, such as Accounting Standards Codification 842, may require that such obligations be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset) or all leases of any Person that were or would have been characterized as operating leases in accordance with GAAP immediately prior to July 31, 2018 (whether or not such operating leases were in effect on such date) shall be accounted for as operating leases (and not as a Finance Lease Obligation) for purposes of this Indenture if any change in GAAP following such date would otherwise require such leases to be re-characterized as a Finance Lease Obligation.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the reference period for which consolidated financial statements are available (which may be internal consolidated financial statements) to the Fixed Charges of such Person for the reference period.  In the event that the Company or any Restricted Subsidiary Incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness, or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)consolidated interest expense, payable in cash, of such Person for such Period;

(2)all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part),  provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)the principal of Indebtedness of such Person for borrowed money;

(2)the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables Incurred in the ordinary course of such Person’s business and are not overdue more than 90 days);

(4)the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations to trade creditors), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)Finance Lease Obligations of such Person;

(6)the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock;

(7)the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9)to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.  The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.  Indebtedness shall be calculated without giving effect to the effects of Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iii)obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(iv)in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(v)for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vi)Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP;

(vii)Capital Stock (other than Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock);

(viii)amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto (including any accrued interest);

(ix)deferred compensation payable to directors, officers or employees of the Company or any of its Restricted Subsidiaries;

(x)Obligations under or in respect of Qualified Securitization Financings or Receivables Facilities; or

(xi)any other Indebtedness or portion thereof with respect to which and to the extent the trustee or other applicable depository in respect of such Indebtedness holds cash or Cash Equivalents in an amount sufficient to repay the principal of, and accrued interest on, such Indebtedness, and the foregoing shall constitute a redemption or a complete defeasance of such Indebtedness pursuant to the applicable agreement governing such Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

For purposes of Section 3.3 and Section 3.15 hereof:

(1)“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary)

of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or the senior management of the Company; and

(3)if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investment Grade Securities” means:

(1)securities issued or directly and fully Guaranteed or insured by the United States government;

(2)debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(3)investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Rating” shall mean a rating equal to or higher than BBB-” or higher from S&P (or the equivalent), Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by Fitch, or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Nationally Recognized Statistical Rating Organization selected by the Company as a replacement agency.

“Investment Grade Status” shall occur when the Notes receive an Investment Grade Rating by at least two of the three Rating Agencies.

“Issue Date” means October 14, 2021.

“Issuer” has the meaning assigned to it in the recitals of this Indenture.

“Joint Venture” means a joint venture, partnership or other similar arrangement entered into by the Company or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition of or by the Company or one or more of its Restricted Subsidiaries (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, (4) any asset sale or a disposition excluded from the definition of “Asset Disposition” and (5) a “Change of Control.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants (or their respective Controlled Investment Affiliates) of any Parent Entity, the Company or any Restricted Subsidiary:

(1)(a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in the ordinary course of business or consistent with past practice or

(b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors; or

(2)in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in connection with any closing or consolidation of any facility or office.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 3.3(b)(9) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means the aggregate cash proceeds received by the Company or any of the Restricted Subsidiaries in respect of any Asset Disposition (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Disposition and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)any funded escrow established pursuant to the documents evidencing such sale or disposition to secure and indemnification obligation on adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds and after taking into account any available tax credits or deductions and any tax sharing agreements).

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Company that is not a Guarantor and any Unrestricted Subsidiary.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture.

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes.

“Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC) or any successor Person thereto, and shall initially be the Trustee.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum dated October 5, 2021, relating to the offering by the Issuer of $500.0 million principal amount of its 4.000% Senior Notes due 2029.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Vice President (whether or not designated by a number or numbers or a word or words added before or after the title “Vice President”), the Treasurer, any Assistant Treasurer, any Managing Director, Manager or the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee.  The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company.

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 3.5 hereof.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1)Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3)Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6)Management Advances in an amount not to exceed $7.5 million outstanding at any time;

(7)Investments received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9)Investments existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof, including, for the avoidance of doubt, Investments existing as of the Issue Date to fund the purchase of its rental vehicle inventory in the ordinary course of business; provided that the amount of any such Investment may not be increased except (i) as permitted or required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture;

(10)Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11)pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 3.8(b) hereof (except those described in clauses (1), (6), (7), (8) and (9) of Section 3.8(b));

(14)Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons and any other Investments made in connection therewith;

(15)(i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof, (ii) performance guarantees with respect to obligations that are not prohibited by this Indenture and (iii) Guarantees by the Company or any Restricted Subsidiary of leases (other than Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(16)Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(19)Investments to fund the purchase of its rental vehicle inventory in the ordinary course of business, in an aggregate amount not to exceed the greater of (a) $50.0 million and (b) 5.0% of LTM EBITDA at any one time outstanding;

(20)Investments in the ordinary course of business or consistent with past practice consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(21)contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(22)Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of (a) $175.0 million and (b) 12.5% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments received by the Company or a Restricted Subsidiary (without duplication for purposes of Section 3.3 hereof of any amounts applied pursuant to Section 3.3(a)(iii)) hereof with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(23)additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, not to exceed the greater of (a) $225.0 million and (b) 17.5% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 hereof of any amounts applied pursuant to Section 3.3(a)(iii) hereof with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(24)Investments by Restricted Subsidiaries that are Non-Guarantor Subsidiaries in an amount not to exceed the greater of (a) $175.0 million and (b) 12.5% LTM EBITDA;

(25) (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(26)repurchases of Notes;

(27)guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(28)Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(29)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(30)Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(31)non-cash Investments in connection with tax planning and reorganization activities permitted under this Indenture, including Permitted Tax Restructurings, and Investments related to such transactions;

(32)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.15; and

(33)any other Investment so long as, immediately after giving pro forma effect to the Investment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Net Leverage Ratio shall be no greater than 2.75 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1)pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll Taxes, unemployment insurance laws, employers’ health Tax and other social security laws or similar legislation, including pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code, or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(2)Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(3)Liens for Taxes (i) that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, (ii) that would not reasonably be expected to have a material adverse effect or (iii) for property Taxes on property of the Company or one of its Subsidiaries that the Company (or the applicable Subsidiary) has determined to abandon if the sole recourse for such Tax is to such property;

(4)encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(5)Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under Section 3.2(b)(8)(e) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(6)leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(7)Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(a)(5);

(8)(a) Liens securing Finance Lease Obligations, or Purchase Money Obligations under Section 3.2(b)(7), or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (ii) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Finance Lease Obligations or other lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP;

(9)Liens arising from UCC financing statements, including precautionary financing statements (or similar filings), regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(10)Liens in existence on the Issue Date but excluding Liens securing the Senior Credit Facilities;

(11)Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(12)Liens securing Obligations relating to any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary or the Trustee;

(13)Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such

Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(14)(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(15)any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture securing financing arrangement, Joint Venture or similar arrangement pursuant to any Joint Venture securing financing agreement, Joint Venture or similar agreement;

(16)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(17)Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(18)Liens securing Indebtedness and other Obligations in respect of (a) Debt Facilities, including any letter of credit facility relating thereto under Section 3.2(b)(1) hereof and (b) obligations of the Company or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Debt Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into);

(19)Liens securing Indebtedness and other Obligations under Section 3.2(b)(5) hereof; provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(20)Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(21)Liens of any Non-Guarantor Subsidiary securing Indebtedness permitted under Section 3.2 hereof; provided that such Liens are solely on the assets of such Non-Guarantor Subsidiary;

(22)Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(23)Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided that any such Liens attach only to the goods and inventory covered thereby and proceeds thereof;

(24)Liens on vehicles or equipment of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(25)Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise not prohibited by this Indenture;

(26)Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to any acquisition permitted by this Indenture;

(27)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(28)(a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(29)banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(30)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment, (ii) on or with respect to equity interests in Joint Ventures that secure the obligations of such Joint Venture and (iii) consisting of an agreement to dispose of any property in a disposition permitted by the definition of “Asset Disposition”, in each case, solely to the extent such Investment (including such Joint Venture) or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)Liens arising in the ordinary course of business in connection with the procurement of chassis to the extent such Liens apply to such chassis and the proceeds thereof;

(32)Liens on property purportedly rented to, or leased by, the Company or any of its Restricted Subsidiaries pursuant to a Sale and Leaseback transaction permitted under this Indenture; provided that (i) such Liens do not encumber any other property of the Company or its Restricted Subsidiaries and (ii) such Liens secure only Indebtedness permitted under Section 3.2(b)(18) hereof;

(33)Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(34)Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $200.0 million and (b) 15.0% of LTM EBITDA at the time Incurred;

(35)Liens securing Indebtedness and other Obligations; provided that with respect to Liens securing Indebtedness or other Obligations permitted under this clause, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio would be no greater than 2.75 to 1.00;

(36)Liens on the Capital Stock or other securities or assets of Unrestricted Subsidiaries;

(37)Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 3.2 hereof, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(38)Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(39)rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(40)the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(41)restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(42)Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(43)Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the Incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(44)any interest or title of a lessor under any lease entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(45)any option or other agreement to purchase any asset of the Company or any Restricted Subsidiary, the purchase, sale or other disposition of which is not prohibited by this Indenture;

(46)Liens arising from the rendering of an interim or final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(47)Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.15 hereof, provided that such Liens do not extend to any assets other than those of such Unrestricted Subsidiary;

(48)Liens arising in connection with any Permitted Tax Restructuring; and

(49)Liens securing the Notes (other than any Additional Notes) and the related Guarantees.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Company in good faith) so long as such Permitted Tax Restructuring is not materially adverse to the Holders of the Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions:  (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Rating Agency” means Fitch, Moody’s and S&P, or if Fitch, Moody’s or S&P or each of them shall not make a rating on the Notes publicly available, a Nationally Recognized Statistical Rating Organization or organizations, as the case may be, selected by the Company, which shall be substituted for Fitch, Moody’s or S&P, as the case may be.

“Rating Decline” means a decrease in the rating of the Notes by any Rating Agency by one or more gradations (including gradations within rating categories as well as between rating categories) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control; provided that a Rating Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Decline). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories, namely+ or - for Fitch, + or - for S&P and 1, 2, and 3 for Moody’s, and will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly)

to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements. For the avoidance of doubt, any receivables and factoring agreements and wholesale financing consistent with the Company’s or a Subsidiary’s past practices will be deemed to be a Receivables Facility.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)	Refinancing Indebtedness shall not include:

(A)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not the Company or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(B)Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding under the Indebtedness being Refinanced (plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such Refinancing).

Refinancing Indebtedness in respect of any Debt Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Debt Facility or other Indebtedness.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. Unless otherwise stated, references to “Restricted Subsidiary” shall be a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Senior Credit Facilities” means, collectively, the ABL Credit Agreement and the Term Loan Credit Agreement.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that, or group of Restricted Subsidiaries taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) that, would be a “significant subsidiary” as defined in

Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries on the Issue Date, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof, and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof.  For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, Joint Venture, limited liability company or similar entity of which:

(a)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholding) and any charges of a similar nature (however denominated and including interest, penalties and other liabilities with respect thereto) that are imposed by any governmental authority or other taxing authority.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of February 1, 2019, among the Company, the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1, dated as of March 25, 2021, among the Company, the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined in accordance with GAAP (and, in the case of any determination related to the Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means U.S. Bank National Association, as trustee under this Indenture, together with its successors and assigns.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Notes” means Initial Notes and Additional Notes that do not bear the Restricted Notes Legend.

“Unrestricted Subsidiary” means:

(1)Balder Industries GmbH, Bürstner S.A., Caraconsult GmbH, Caravaning Customer Connect GmbH, Dethleffs France S.A.R.L., Erwin Hymer Center Stuttgart GmbH, Erwin Hymer Group Holdings UK Ltd., Erwin Hymer Group Iberica S.L., Erwin Hymer Group Immobilien GmbH, Erwin Hymer Group Immobilien Isny GmbH & Co. KG, Erwin Hymer Group Italia S.p.A., Erwin Hymer Group Nederland BV, Erwin Hymer Group Nord ApS, Erwin Hymer Group Suomi OY, Erwin Hymer Group Sverige AB, Freya Holdings Ltd., Goldschmitt techmobil GmbH, Grundstücksgesellschaft Sassenberg GmbH & Co. KG, Hodur Industries, LLC, Hymer Immobilien GmbH & Co. KG, Hymer Loisirs S.A.R.L. France, Laika Caravans S.p.a., Luoyang Erwin Hymer - Loncen Caravan Co. LTD, Odin Industries GmbH, Rental Alliance GmbH, Sif Industries B.V., TH2connect, LLC, Vanleigh RV, Inc., Airxcel II, Inc., CAN S.r.l., Bassano Pressing, Aqua-Hot Heating Systems, LLC, Tiffin Group, LLC, RV Friend Network LLC and Campendium, Inc.;

(2)any Subsidiary (other than the Company or any direct or indirect parent entity of the Company) of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(3)any Subsidiary of an Unrestricted Subsidiary other than Tiffin Motor Homes, Inc., an Alabama corporation and VLRV, LLC, a Mississippi limited liability company that are Subsidiaries of Tiffin Group, LLC, an Indiana limited liability company, that is an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1)such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries; and

(3)such designation and the Investment of the Company in such Subsidiary complies with Section 3.3.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, or (3) money market securities that invest solely in the foregoing, and in the case of (1) and (2) above, shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing:

(1)the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)the sum of all such payments.

SECTION 1.2.Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.5(a)(3)(ii)
“Advance Offer”	3.5(a)
“Advance Portion”	3.5(a)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Premium Deficit”	8.4(1)
“Applicable Procedures”	1.1(a) of Appendix A
“Approved Foreign Bank”	“Cash Equivalents”
“Asset Disposition Offer”	3.5(a)
“Authenticating Agent”	2.2
“Available Amount”	3.3(a)(4)(iii)
“Change of Control Offer”	3.9(a)

Term	Defined in Section
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.3
“Declined Excess Proceeds”	3.5(a)
“Default Direction”	6.1(b)
“Defaulted Interest”	2.11
“Directing Holder”	6.1(b)
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.1(a)
“Excess Proceeds”	3.5(a)
“Fixed Amounts”	1.3(b)
“Fixed Charge Coverage Ratio Calculation Date”	“Fixed Charge Coverage Ratio”
“Foreign Disposition”	3.5(c)(i)
“Global Notes”	2.1(b) of Appendix A
“Global Notes Legend”	2.3(e) of Appendix A
“Guaranteed Obligations”	10.1
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Increased Amount”	3.6
“Incurrence Based Amounts”	1.3(b)
“Initial Default”	6.1(d)
“Issuer Order”	2.2
“Judgment Currency”	12.18
“LCT Election”	1.3(c)
“LCT Test Date”	1.3(c)
“Legal Defeasance”	8.2
“Legal Holiday”	12.6
“Notes Register”	2.3
“Noteholder Direction”	6.1(b)
“Performance References”	“Derivative Instrument”
“Position Representation”	6.1(b)
“primary obligations”	“Contingent Obligations”
“protected purchaser”	2.7
“QIB”	1.1(a) of Appendix A
“Redemption Date”	5.6(a)
“Registrar”	2.3
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	1.1(a) of Appendix A
“Regulation S Permanent Global Note”	2.1(b) of Appendix A
“Regulation S Temporary Global Note”	2.1(b) of Appendix A
“Restricted Notes Legend”	2.3(e) of Appendix A
“Reserved Indebtedness Amount”	3.2(c)(10)
“Restricted Payment”	3.3(a)

Term	Defined in Section
“Restricted Period”	1.1(a) of Appendix A
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	1.1(a) of Appendix A
“Rule 501”	1.1(a) of Appendix A
“Rule 904”	1.1(a) of Appendix A
“Special Interest Payment Date”	2.11(a)
“Special Record Date”	2.11(a)
“Successor Company”	4.1(a)(1)
“Suspended Covenants”	3.16
“Suspension Date”	3.16
“Suspension Period”	3.16
“Treasury Capital Stock”	3.3(b)
“Verification Covenant”	6.1(b)
“Verification Covenant Officer’s Certificate”	6.1(b)

SECTION 1.3.Rules of Construction.

(a)Unless the context otherwise requires:

(1)a term has the meaning assigned to it;

(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)“or” is not exclusive;

(4)“including” means including without limitation;

(5)words in the singular include the plural and words in the plural include the singular;

(6)“will” shall be interpreted to express a command;

(7)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(8)the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)except as otherwise stated, (a) references herein to Articles, Sections and Exhibits mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and

(12)unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(b)Notwithstanding anything to the contrary herein with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test, any Consolidated Secured Net Leverage Ratio test and any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent Incurrence.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is Incurred or issued, any Lien is Incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the Incurrence of any indebtedness to fund any OID or upfront fees to be paid in connection with the Incurrence of such Indebtedness on reliance of such ratio based exception.

Any calculation or measure that is determined with reference to the Company’s financial statements (including EBITDA, Consolidated Net Income, Fixed Charges, Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

(c)When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the Incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment, the date that a notice, which may be conditional, of repayment or redemption in connection with a repayment, redemption, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness or other similar event), after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the Incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction. If the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or Incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the Incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the Incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) consolidated interest expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin, as reasonably determined by the Company in good faith.

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE II

THE NOTES

SECTION 2.1.Form, Dating and Terms.

(a)General  Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture.  The (a) Initial Notes and the Trustee’s certificate of authentication and (b) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer).  Each Note shall be dated the date of its authentication.

(b)Terms.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 3.2.  Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(c)Denominations.  The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

SECTION 2.2.Execution and Authentication.  One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile, electronic (including a digital signature provided by DocuSign) or PDF signature.  If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery:  (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $500,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”).  Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.  The Trustee may request and rely upon an Issuer Order prior to authenticating any Notes hereunder.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3.Registrar and Paying Agent.  The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”).  The Issuer may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee in writing of the name and address of each such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  The Issuer or any Guarantor may act as Paying Agent, Registrar or Transfer Agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.  The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4.Paying Agent to Hold Money in Trust.  By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5.Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the

Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6.Transfer and Exchange.

(a)The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(c)No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.7, 2.9, 3.5, 5.5 or 9.4).

(d)Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(e)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(f)The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 5.2 and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(g)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any agent or the Issuer shall be affected by notice to the contrary.

(h)Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 3.11, the Issuer shall execute, and the Trustee shall authenticate and send, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(i)At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and send, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.2.

(j)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar to effect a registration of transfer or exchange may be submitted by facsimile or other electronic means.

SECTION 2.7.Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and upon receipt of an Issuer Order, the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.7, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.7, every new Note issued pursuant to this Section 2.7, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.8.Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.7 and those described in this Section 2.8 as not outstanding.  A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.7 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.7.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.9.Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate temporary Notes.  Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the

Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.10.Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee).  If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10.  The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.11.Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:

(a)The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.11(a).  Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than ten calendar days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.11(b).

(b)The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.11(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.12.CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, the Trustee shall have no liability for any defect in the CUSIP number as they appear on any Notes, notice or elsewhere and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers.  The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1.Payment of Notes.  The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.Limitation on Indebtedness.

(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is no less than 2.00 to 1.00; provided, further, that Non-Guarantor Subsidiaries may not Incur Indebtedness under this Section 3.2(a) if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $200.0 million and (b) 15.0% of LTM EBITDA of Indebtedness of Non-Guarantor Subsidiaries would be outstanding pursuant to this paragraph.

(b)Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)(X) Indebtedness Incurred under any Debt Facility by the Company or any of its Restricted Subsidiaries (including letters of credit or bankers’ acceptances issued or created under any Debt Facility) up to an aggregate principal amount equal to the sum of (I) Indebtedness that the Company and its Restricted Subsidiaries could Incur, such that, after giving pro forma effect to the Incurrence of such Indebtedness and the application of the net proceeds therefrom, the Consolidated Secured Net Leverage Ratio would not exceed 2.75 to 1.00, plus (II) $1.6 billion (provided that this clause (II) will not be reduced by amounts outstanding under the Term Loan Credit Agreement as of the Issue Date), plus (III) the greater of (A) $1.2 billion and (B) the Borrowing Base; provided that all Indebtedness Incurred under this clause (1) shall be deemed to be Secured Indebtedness for purposes of the definition of Consolidated Secured Net Leverage Ratio and (Y) in the case of any refinancing of any Indebtedness permitted under subclause (X) of this clause or any portion thereof, any Refinancing Indebtedness in respect thereof;

(2)Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3)Indebtedness of (i) the Company owing to and held by any Restricted Subsidiary, (ii) Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary or (iii) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor; provided that any Indebtedness of the Company or any Guarantor shall be unsecured and shall be expressly subordinated in right of payment to the Obligations under this Indenture on terms customary for intercompany subordinated Indebtedness; provided, further, that any subsequent issuance or transfer (other than the Incurrence of a Permitted Lien) of any Capital Stock or any other event that results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (3);

(4)Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness Incurred pursuant to clauses (1), (2), (3) and (4)(a) of this Section 3.2(b)) outstanding on the Issue Date and any Guarantee thereof and (c) Refinancing Indebtedness (including, with respect to the Notes and any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a);

(5)Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such acquisition, Investment, merger, amalgamation or consolidation, either (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a), or (ii) Fixed Charge Coverage Ratio of the Company is equal to or greater than immediately prior to such acquisition, Investment, merger, amalgamation or consolidation;

(6)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)Indebtedness of the Company or any Restricted Subsidiary pursuant to Finance Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $150.0 million and (b) 12.5% of LTM EBITDA, and any Refinancing Indebtedness in respect thereof;

(8)Indebtedness in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance or other casualty claims, self-insurance, social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other Tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; (e) Cash Management Obligations; and (f) Obligations that may be deemed to exist (other than for borrowed money) pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(9)Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Restricted Subsidiary otherwise permitted under this Indenture (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum aggregate liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(11)Indebtedness of Non-Guarantor Subsidiaries (together with amounts Incurred and outstanding by Non-Guarantor Subsidiaries pursuant to Section 3.2(b)(5) but not including amounts Incurred pursuant to the second proviso to the first paragraph of this covenant) in an aggregate amount not to exceed the greater of (a) $200.0 million and (b) 15.0% of LTM EBITDA of such Non-Guarantor Subsidiaries at any time outstanding and any Refinancing Indebtedness in respect thereof;

(12)(a) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Company, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is not prohibited by Section 3.3 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements Incurred in the ordinary course of business, consistent with past practice, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13)Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding will not exceed the greater of (a) $300.0 million and (b) 22.5% of LTM EBITDA and any Refinancing Indebtedness in respect thereof;

(15)Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility and any Refinancing Indebtedness in respect thereof;

(16)Indebtedness in the form of standby repurchase obligations on dealer inventory financing in the ordinary course of business;

(17)Guarantees Incurred by the Company or any Restricted Subsidiary of obligations of any Joint Venture or Unrestricted Subsidiary to the extent permitted under clause (22) of the definition of “Permitted Investment”;

(18)Attributable Indebtedness in an aggregate principal amount not to exceed the greater of (a) $125.0 million and (b) 10% of LTM EBITDA at any time outstanding, which Attributable Indebtedness arises out of a Sale and Leaseback Transaction;

(19)any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(20)Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(21)Indebtedness Incurred pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code;

(22)Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring; and

(23)Indebtedness Incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture.

(c)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1)subject to clause (3) below, in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);

(2)additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) or (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification (it being understood that any Indebtedness Incurred pursuant to one of the clauses of Section 3.2(b) shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of the Section 3.2(a) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under Section 3.2(a) without reliance on such clause);

(3)all Indebtedness outstanding on the Issue Date under the Senior Credit Facilities after giving effect to the offering of Notes and the use of proceeds therefrom, shall be deemed to have been Incurred on the Issue Date under Section 3.2(b)(1) and shall not be permitted to be reclassified;

(4)in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, dividends, premiums (including, without limitation, tender premiums), defeasance costs, fees and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing;

(5)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Debt Facility and are being treated as Incurred pursuant to Section 3.2(a) or any clause of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9)notwithstanding anything in this covenant to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance on a clause of the second paragraph of this covenant measured by reference to a percentage of LTM EBITDA at the time of Incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses

(including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(10)for all purposes under this Indenture, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, in connection with the Incurrence, issuance or assumption of any Indebtedness pursuant to Section 3.2(a) or Section 3.2(b) or the Incurrence or creation of any Lien pursuant to the definition of “Permitted Liens” or otherwise, the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be Incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being Incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3.2 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or other provision of this Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount; and

(11)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

In connection with any Indebtedness Incurred relating to a Limited Condition Transaction, for purposes of determining whether any such action or transaction is permitted under this Indenture, the Company may calculate the date of determination for availability under any basket or ratio in accordance with the procedures described under Section 1.3(c).

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness on the Company’s balance sheet due to a change in GAAP following the Issue Date, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums) defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 3.3.Limitation on Restricted Payments.

(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any such payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(i)dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; or

(ii)dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3)make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4)make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(ii)other than in the case of a Restricted Investment, the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication) and Section 3.3(b)(9), but excluding all other Restricted Payments made pursuant to Section 3.3(b)) would exceed the sum (the “Available Amount”) of (without duplication):

(A)$150.0 million;

(B)50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(C)100% of the aggregate net proceeds, including the fair market value of property other than cash, received by the Company or a Restricted Subsidiary after the Issue Date from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Issue Date, or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary and (y) Excluded Contributions);

(D)100% of the aggregate net proceeds, including the fair market value of property other than cash, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(E)100% of the aggregate net proceeds, including the fair market value of property other than cash, received by means of:  (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or the stock or other equity interests in a Joint Venture or a dividend, payment or distribution from an Unrestricted Subsidiary or a Joint Venture (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(15) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(15) as the case may be) or a dividend from an Unrestricted Subsidiary or a Joint Venture after the Issue Date; and

(F)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets, other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(15) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(15), as the case may be.

(b)Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)(a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(12), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(4)any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of, the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of, the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5)a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Company, any of its Subsidiaries or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause (5) do not exceed $20.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants (or their respective Controlled Investment Affiliates) of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such

Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus

(ii)the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date; less

(iii)the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (5);

and provided, further, that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments in lieu of the issuance of fractional shares of such Capital Stock or in respect of withholding or other Taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(6)the declaration and payment of dividends on Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary, Incurred in accordance with Section 3.2;

(7)payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar Taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) of the Company or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar Taxes payable upon exercise or vesting thereof;

(8)dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i)the amounts required for any Parent Entity to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, and general corporate overhead expenses of any Parent Entity, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(ii)Restricted Payments owed by the Company, any Parent Entity or any Restricted Subsidiary to Affiliates, in each case to the extent permitted under Section 3.8; and

(iii)the amounts required for any Parent Entity to pay federal, state or local income Taxes (as the case may be) imposed directly on such Parent Entity to the extent such income Taxes are attributable to the income of the Company and the Restricted Subsidiaries (including, without limitation, by virtue of such Parent Entity being the common parent of a consolidated or combined Tax group of which the Company and/or the Restricted Subsidiaries are members); provided that the amount of such payments in respect of any fiscal year does not exceed the amount that the Company and the Restricted Subsidiaries would have been required to pay in respect of the relevant income Taxes for such fiscal year had the Company and the Restricted Subsidiaries paid such income Taxes separately from any such Parent Entity;

(9)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the declaration and payment of dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) or the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of any Capital Stock of the Company, in an amount in any fiscal year not to exceed the greater of (a) $150.0 million in such fiscal year (with up to 25.0% of unused amounts in any fiscal year being carried over to the next succeeding fiscal year (on a non-cumulative basis)) and (b) the sum of (i) 6% per fiscal year of the amount of net cash proceeds received by or contributed to the Company or any of its Restricted Subsidiaries from any public offering (other than any public sale constituting an Excluded Contribution) and (ii) an aggregate amount per fiscal year not to exceed 6% of Market Capitalization;

(10)payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock;

(11)Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of Net Cash Proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions, provided, that such amount will not increase the amount available pursuant to Section 3.3(a)(iii)(C);

(12)(i) the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Issue Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clauses (i) and(ii), the amount of all dividends declared or paid to a Person pursuant to such clauses shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i), (ii) and (iii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(13)distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all of the assets of which are cash and Cash Equivalents or proceeds thereof;

(14)distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(15)so long as no Event of Default shall have occurred and be continuing or would result therefrom, any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 2.25 to 1.00;

(16)so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Restricted Payments (a) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (16), not to exceed the greater of (a) $175.0 million and (b) 12.5% of LTM EBITDA at such time;

(17)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions described under, or provisions similar to those described under Section 3.5 and Section 3.9; provided that a Change of Control Offer or Asset Disposition Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Triggering Event or Asset Disposition Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1 hereof;

(19)any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i)from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii)to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with Section 3.5 or Section 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii)consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(20)mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(21)any Restricted Payment made in connection with a Permitted Tax Restructuring; and

(22)investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to Declined Excess Proceeds.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment”, the Company will be entitled to divide or classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later divide, classify or reclassify in whole or in part in its sole discretion (based on circumstances existing on the date of such division, classification or reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

In connection with any Investment relating to a Limited Condition Transaction, for purposes of determining whether any such action or transaction is permitted under this Indenture, the Company may calculate the date of determination for availability under any basket or ratio in accordance with the procedures described under Section 1.3(c).

Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Company or any Restricted Subsidiary or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

For the avoidance of doubt, this Section 3.3 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” with respect to any Indebtedness of any Parent Entity, the Company or any of its Restricted Subsidiaries permitted to be Incurred under this Indenture.

SECTION 3.4.Limitation on Distributions from Restricted Subsidiaries.

(a)The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2)make any loans or advances to the Company or any Restricted Subsidiary; or

(3)sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)The provisions of Section 3.4(a) shall not prohibit:

(1)any encumbrance or restriction pursuant to (a) the Senior Credit Facilities or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)any encumbrance or restriction pursuant to this Indenture, the Notes and the Note Guarantees;

(3)any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)any encumbrance or restriction:  (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all of the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)customary provisions in leases, licenses, shareholder agreements, joint venture agreements, and other similar agreements, organizational documents and instruments;

(9)any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(10)any encumbrance or restriction pursuant to Hedging Obligations;

(11)other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries; provided that such encumbrances and restrictions are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(12)restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(13)any encumbrance or restriction existing by reason of any lien permitted under Section 3.6;

(14)Permitted Tax Restructurings; or

(15)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (14) of this paragraph or this clause (15); provided, however, that the encumbrances and restrictions contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

SECTION 3.5.Limitation on Sales of Assets and Subsidiary Stock.

(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)within 18 months from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment as set forth below, the “Proceeds Application Period”), an amount equal to the Net Available Cash is applied:

(i)to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to repay (i) Obligations under a Debt Facility to the extent such Obligations were Incurred under clause (1) of the second paragraph under Section 3.2 (and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto); (ii) Obligations under Secured Indebtedness of the Company or a Guarantor (and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto); provided that the Company or such Restricted Subsidiary will retire such Indebtedness and (other than any such Indebtedness under any asset-backed credit facility (or any Refinancing Indebtedness in respect thereof) to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”), and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (iii) Obligations under the Notes or any other Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary; provided that if the Company or any Restricted Subsidiary shall so repay any senior Indebtedness other than the Notes, the Company will either (1) reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes as described under Section 5.6 or (B) purchasing Notes through open-market purchases or in arm’s-length privately negotiated transactions (which, in each case, may be below par), or (2) make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes on a ratable basis with such other senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased (which offer shall be deemed to be an Asset Disposition Offer for purposes hereof); or (iv) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(ii)to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); or

(iii)any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Net Available Cash pursuant to this Section 3.5, the Company or the applicable Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness under a revolving credit facility (including under the Senior Credit Facilities) or otherwise apply such Net Available Cash in any manner not prohibited by this Indenture and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of written notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition.

If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Net Available Cash in excess of $60.0 million (such amount of Net Available Cash that are less than or equal to $60.0 million, “Declined Excess Proceeds,” and such amount of Net Available Cash that are in excess of $60.0 million, “Excess Proceeds”), then, subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (an “Asset Disposition Offer”) no later than 10 Business Days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.  Notices of an Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC, with a copy to the Trustee.  The Company may satisfy the foregoing obligation with respect to the Net Available Cash by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Indenture.

(b)To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with an Asset Disposition Offer made with Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) is less than the amount offered in an Asset Disposition Offer, the Company may include any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered

Notes and such Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination.  Upon completion of any Asset Disposition Offer, the amount of Net Available Cash and Excess Proceeds shall be reset at zero.

(c)Notwithstanding any other provisions of this Section 3.5,

(i)to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary or a CFC Holding Company (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary or CFC Holding Company so long, but only so long, as the applicable local law or regulation, applicable organizational documents or agreements or other impediments will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary or CFC Holding Company to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or regulation, applicable organizational documents or other impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not such repatriation actually occurs) in compliance with this Section 3.5; and

(ii)to the extent that the Company has determined in good faith that repatriation of, or an obligation to repatriate, any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any repatriation whereby doing so the Company, any Restricted Subsidiary, or any of their respective Affiliates and/or direct or indirect equity owners would incur a Tax liability, including receipt of a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary or CFC Holding Company.  For the avoidance of doubt, nothing in this covenant shall require the Company to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).  The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d)For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(1)the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(3)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition; and

(4)any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of (a) $100.0 million and (b) 7.5% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e)The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Disposition Offer or Advance Offer, as the case may be. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(f)The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

SECTION 3.6.Limitation on Liens.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary, unless the Notes and the

Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Notes and the Guarantees.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7.Limitation on Guarantees.

(a)The Company will not permit any of its Domestic Subsidiaries that are Restricted Subsidiaries that are borrowers or guarantors under the Term Loan Credit Agreement to Guarantee the payment of any Indebtedness of the Company or any Guarantor, other than as a Guarantor of the Notes, unless:

(1)such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture substantially in the form of Exhibit B to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(2)such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture; provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b)The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 60-day period described in Section 3.7(a) and such Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been Incurred by such Subsidiary (either (x) when so Incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

SECTION 3.8.Limitation on Affiliate Transactions.

(a)The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $40.0 million, unless:

(1)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)in the event such Affiliate Transaction involves an aggregate value in excess of $75.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)The provisions of Section 3.8(a) above shall not apply to:

(1)any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 3.3 (including Permitted Payments) or any Permitted Investment;

(2)any issuance or sale of Capital Stock (other than Disqualified Stock), options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants, in each case, approved by the Board of Directors of the Company and in the ordinary course of business or consistent with past practice;

(3)any Management Advances and any waiver or transaction with respect thereto;

(4)(a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise consummated in compliance with this Indenture;

(5)the payment of compensation, fees, costs and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees (or their respective Controlled Investment Affiliates) of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, officers or employees);

(6)the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect in the reasonable determination of the Company when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7)any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8)transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary, in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a

Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate or similar entity;

(10)issuances, transfers or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(12)the existence of, or the performance by the Company or any Restricted Subsidiaries of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Company than those in effect on the Issue Date;

(13)any purchase by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of their Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(14)(i) investments by Affiliates in securities or loans of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(15)payments by the Company (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements or other tax-related agreements among the Company (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(16)payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates) that are, in each case, approved by the Board of Directors of the Company in good faith;

(17)any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Company or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates) approved by the reasonable determination of the Company;

(18)any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(19) (i) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor and (ii) any operational services or other arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved as being on arm’s length terms by the reasonable determination of the Company;

(20)intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(21)payments to or from, and transactions with, any Subsidiary in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(22)the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(23)transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 3.15 and pledges of Capital Stock of Unrestricted Subsidiaries; and

(24)intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the substantially concurrent purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the substantially concurrent sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

SECTION 3.9.Change of Control Triggering Event.

(a)If a Change of Control Triggering Event occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 5.6(a) or Section 5.6(d), the Company will make an offer (the “Change of Control Offer”) to purchase all of the Notes at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the purchase date.  Within 30 days following any Change of Control Triggering Event, the Issuer will deliver or cause to be delivered notice of such Change of Control Offer electronically in accordance with the procedures of DTC or by first class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register, with the following information:

(1)that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(6)that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(7)that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)if such notice is delivered prior to the occurrence of a Change of Control Triggering Event in accordance with Section 3.9(d), stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event; and

(9)the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.

The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(b)On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.6 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d)Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(e)While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(f)The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.  The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

SECTION 3.10.Reports.

(a)Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company shall furnish to the Trustee within the time periods specified in the SEC’s rules and regulations:

(1)all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided, however, that the Company shall not be required to provide (i) separate financial statements or other information contemplated by Rule 3-09, Rule 3-10, 13-01, 13-02 or Rule 3-16 of Regulation S-X, or in each case any successor provisions or any schedules required by Regulation S-X, (ii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iii) XBRL exhibits, (iv) earnings per share information, and (v) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A.  To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 hereof if Holders of at least 25% in aggregate principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.  In addition, to the extent not satisfied by the foregoing, the Company shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and any Unrestricted Subsidiary would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by Section 3.10(a)(1) and (2) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiary.

(c)The Company will provide access to the Holders to any scheduled conference call for the Company’s or any Parent Entity’s equityholders, lenders or other holders of Indebtedness to discuss financial information for the previous quarter.

(d)Substantially concurrently with the furnishing of such information to the Trustee pursuant to Section 3.10(a), the Company shall also use its commercially reasonable efforts to post copies of such information required by Section 3.10(a) on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to the Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are, in the case of securities analysts and market making financial institutions, reasonably satisfactory to the Company.  To the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, the Company shall furnish such reports to the Holders of the Notes, upon their request.  The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(e)The Company may satisfy its obligations pursuant to this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.  For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(f)Notwithstanding anything to the contrary set forth in this Section 3.10, if the Company or any Parent Entity of the Company has furnished to the Holders of Notes or filed with the SEC the reports described in this Section 3.10 within the time period specified in this Section 3.10 with respect to the Company or any Parent Entity of the Company, the Company shall be deemed to be in compliance with the provisions of this Section 3.10.

(g)The Trustee shall have no duty to review or analyze any reports furnished to it.  Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge or notice of the information contained therein or determinable therefrom, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).  The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants under this Indenture or with respect to any reports or other documents filed with the SEC or EDGAR or any website, or participate in any conference calls.

SECTION 3.11.Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange.  The Corporate Trust Office of the Trustee shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes.  The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders; provided that the Trustee shall not be deemed an agent of the Issuer for service of legal process.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.  No office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.

SECTION 3.12.Compliance Certificate.  The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date.  If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.13.Further Instruments and Acts.  Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.14.Statement by Officers as to Default.  The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

SECTION 3.15.Designation of Restricted and Unrestricted Subsidiaries.  The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default and such redesignation complies with the requirements in the third paragraph of this Section 3.15.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date by Section 3.2 hereof, the Company will be in default of such covenant.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if: (1) (A) such Indebtedness is permitted under Section 3.2 hereof or (B) the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.  Any such designation by the Company shall be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.16.Suspension of Certain Covenants on Achievement of Investment Grade Status.  Following the first day (a “Suspension Date”) (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on the Suspension Date and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (the “Suspended Covenants”).

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date that were permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(b).  Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3.  The Company may not designate any Restricted Subsidiary as an Unrestricted Subsidiary during the Suspension Period unless the Company would have been able, under the terms of this Indenture, to designate such Restricted Subsidiary as an Unrestricted Subsidiary if the Suspended Covenants were not suspended.  On the Reversion Date, the amount of Excess Proceeds shall be reset at zero.  Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.8(b)(6).  Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 3.4(a)(1), (2) and (3) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under Section 3.4(b)(1).  In addition, any future obligation to grant further Note Guarantees shall be released.  All such further obligations to grant Guarantees shall be reinstated on the Reversion Date.  As described above, however, no Default, Event of Default or breach of any kind shall be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Company or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

The Company shall send written notice to the Trustee upon the commencement of any Suspension Period or the occurrence of any Reversion Date; provided that the failure to so notify the Trustee shall not be a default under this Indenture. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date or to independently determine if such events have occurred.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1.Merger, Amalgamation and Consolidation.

(a)The Company shall not consolidate with or merge or amalgamate with or into or convey, assign, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1)the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture and if such Successor

Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3)immediately after giving pro forma effect to such transaction and any related financing transactions, either (a) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof, or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction; and

(4)the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

(b)The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture (except in the case of a lease).

(c)Notwithstanding any other provisions of this Section 4.1, (i) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, subject to the requirements of Section 4.1(a) and Section 4.1(b), (ii) the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized in the United States of America, any State of the United States or the District of Columbia for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (iii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor, (iv) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (v) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring.

(d)Subject to Section 10.2(b), no Guarantor may:

(1)consolidate with or merge or amalgamate with or into any Person;

(2)sell, convey, assign, transfer or otherwise dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or

(3)permit any Person to merge or amalgamate with or into such Guarantor, unless:

(A)the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)(i) either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Note Guarantee and this Indenture; and (ii) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)the transaction constitutes a sale or other disposition or transfer (including by way of consolidation, merger or amalgamation) of the Guarantor or the conveyance, transfer, lease, sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Indenture; and

(4)the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Guarantor, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

Notwithstanding any other provision of this Section 4.1, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, subject to the requirements of Section 4.1(d), (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized in the United States of America, any State of the United States or the District of Columbia for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not materially disadvantageous to the Holders and (e) complete any Permitted Tax Restructuring.  Notwithstanding anything to the contrary in this Section 4.1, the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1.Notices to Trustee.  If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.6 hereof, it must furnish to the Trustee, at least 15 days (or such shorter period as the Trustee may agree) but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1)the clause of this Indenture pursuant to which the redemption shall occur;

(2)the Redemption Date;

(3)the principal amount of Notes to be redeemed; and

(4)the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2.Selection of Notes to Be Redeemed or Purchased.  If less than all of the Notes are to be redeemed or purchased pursuant to Section 5.6 or purchased in an Asset Disposition Offer pursuant to Section 3.5, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, on a pro rata basis, by lot, or by such other method in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form in their entirety, on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) or by lot, except if otherwise required by law.

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed or purchased in part.  In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of

$2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3.Notice of Redemption or Purchase.  At least 10 days but not more than 60 days before the Redemption Date or purchase date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption or purchase to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date or purchase date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)the Redemption Date or purchase date;

(2)the price at which such Notes are being redeemed or purchased;

(3)if any Note is being redeemed or purchased in part, the portion of the principal amount of such Note to be redeemed or purchased and that, after the Redemption Date or purchase date, as the case may be, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion will be issued upon cancellation of the original Note;

(4)the name and address of the Paying Agent;

(5)that Notes called for redemption or purchase must be surrendered to the Paying Agent to collect the redemption price;

(6)that, unless the Issuer defaults in making such redemption payment or purchase payment, interest on Notes called for redemption or purchase ceases to accrue on and after the Redemption Date or purchase date, unless such redemption or purchase remains conditioned on the occurrence of a future event;

(7)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption or purchase are being so redeemed or purchased; and

(8)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption or purchase in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee,

at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption, or offer to purchase, of the Notes may, at the Issuer’s discretion, be given prior to the completion of a corporate transaction (including but not limited to an Equity Offering, an Incurrence of Indebtedness, a Change of Control Triggering Event or other corporate transaction) and any such redemption or purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or purchase date, or by the Redemption Date or purchase date as so delayed. In addition, the Issuer may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

SECTION 5.4.Deposit of Redemption or Purchase Price.  Prior to 11:00 a.m. New York City Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return, on or following the applicable redemption or repurchase date, to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest up to, but excluding, the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.5.Notes Redeemed or Purchased in Part.  Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.6.Optional Redemption.

(a)At any time prior to October 15, 2024, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)At any time and from time to time prior to October 15, 2024, the Company may, on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture on the Issue Date (calculated after giving effect to any issuance of Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 104.000%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 60.0% of the original aggregate principal amount of then-outstanding Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (calculated after giving effect to any issuance of Additional Notes), unless all such Notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 120 days after the date of closing of the related Equity Offering.  The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.5.

(c)Except pursuant to clauses (a) and (b) of this Section 5.6, the Notes will not be redeemable at the Company’s option prior to October 15, 2024.

(d)At any time and from time to time on or after October 15, 2024 the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated in the table below:

Year	Percentage
2024	102.000%
2025	101.000%
2026 and thereafter	100.000%

(e)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 10 days following such purchase date to redeem or repurchase all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but not including, the date of such redemption or purchase.  In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(f)Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)Any redemption pursuant to this Section 5.6 shall be made pursuant to the provisions of Sections 5.1 through 5.5.

SECTION 5.7.Mandatory Redemption.  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9.  The Company may at any time and from time to time purchase its outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.Events of Default.

(a)Each of the following is an “Event of Default”:

(1)default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon redemption, upon required repurchase, upon acceleration or otherwise;

(3)failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee or by the Holders of at least 25% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture or the Notes; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.10, such period of continuance of such default or breach shall be 90 days after written notice described in this clause (3) has been given;

(4)default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or the payment of which is Guaranteed by the Company or any Significant Subsidiary other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness); or

(B)results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $125.0 million or more at any one time outstanding;

(5)failure by the Company or any Significant Subsidiary, to pay final judgments aggregating in excess of $100.0 million (net of any amounts which are covered by indemnities or enforceable insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)(A) any Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or (B) a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Note Guarantee in accordance with this Indenture;

(7)the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A)commences a voluntary case or proceeding;

(B)consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)consents to the appointment of a Custodian of it or for substantially all of its property;

(D)makes a general assignment for the benefit of its creditors;

(E)consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)takes any comparable action under any foreign laws relating to insolvency;

(8)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)is for relief against the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) in an involuntary case;

(B)appoints a Custodian of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) for substantially all of its property;

(C)orders the winding up or liquidation of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the

Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary); or

(D)or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a Default under clause (4) or (5) above will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default (with a copy to the Trustee, if notice is given by the Holders) and, with respect to clause (5) above, the Company does not cure such Default within the time specified in clause (5) above after receipt of such notice. The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)Notwithstanding any other provision of this Indenture, a notice of any Default may not be given with respect to any action taken, and reported publicly or to Holders more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.  In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”).  In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering any direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate that the Company has filed papers with a court of competent jurisdiction (“Litigation”) seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Final Decision”). Once such Officer’s Certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has actual knowledge of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant (a “Verification Covenant Officer’s Certificate”), the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstated and any remedy stayed pending satisfaction of such Verification Covenant, and the Trustee shall take no further action pursuant to the related Noteholder Direction until the Company provides a subsequent Officer’s Certificate to the Trustee that the Verification Covenant has been satisfied (a “Covenant Satisfaction Officer’s Certificate”). The Company shall promptly deliver a Covenant Satisfaction Officer’s Certificate following satisfaction by the applicable Directing Holder of its Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(c)For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of Litigation or a Noteholder Direction after a Verification Covenant Officer’s Certificate has been provided to it but prior to receipt of a Covenant Satisfaction Officer’s Certificate.  The Trustee shall have no liability or responsibility to the Company, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other Agreement.

(d)If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(e)Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.  Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

SECTION 6.2.Acceleration.  If any Event of Default (other than an Event of Default described in clause (7) or (8) of Section 6.1(a)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable (an “Acceleration Notice”).  Upon such a declaration, such principal and accrued and unpaid interest, will be due and payable immediately.

In the event of any Event of Default specified in clause (4) of Section 6.1(a), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after the delivery of an Acceleration Notice, the Company delivers an Officer’s Certificate to the Trustee stating that:

(1)(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(y)the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)the default that is the basis for such Event of Default has been cured”; and

(2)the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (7) or (8) of Section 6.1(a) occurs and is continuing, the principal of and accrued and unpaid interest, on all Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3.Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5.Control by Majority.  The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine if any directed action is prejudicial to any Holder); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

SECTION 6.6.Limitation on Suits.  Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7.Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

SECTION 6.8.Collection Suit by Trustee.  If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9.Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, liquidation, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.Priorities.

(a)If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due to it under Section 7.7;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD:  to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 25.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.Duties of Trustee.

(a)If an Event of Default has occurred and is continuing, and is actually known or notified in writing to a Trust Officer, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)Except during the continuance of an Event of Default:

(1)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)this paragraph does not limit the effect of Section 7.1(b);

(2)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1 and Section 7.2.

(e)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2.Rights of Trustee.  Subject to Section 7.1:

(a)The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, judgment, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.  The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(g)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, request and conclusively rely upon an Officer’s Certificate.

(k)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall Incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(n)In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(p)In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission and may conclusively rely on, and comply with, such instructions, directions, reports, notices or other communications or other information reasonably believed by it to be genuine and to have been sent by the proper Person; and the Trustee shall not, in the absence of negligence or willful misconduct on its part, have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance in good faith upon, or compliance in good faith with, such instructions, directions, reports, notices or other communications or information.  Each party agrees to assume all risks arising out of the use of electronic methods by such party to submit instructions, directions, reports, notices or other communications or information to the Trustee by such party, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

(q)The permissive rights of the Trustee enumerated herein shall not be construed as duties and, with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence or willful misconduct.

(r)The Trustee is not responsible for monitoring the performance of other persons or for the failure of others to perform their duties.

(s)Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person in accordance with this Indenture who, at the time of making such request or giving such authority or consent, is the holder of any Note shall, to the extent provided in this Indenture, be conclusive and binding upon future holders of Notes, and upon Notes executed and delivered in exchange therefor or in place thereof.

(t)Notwithstanding anything to the contrary set forth herein, in no event shall the Trustee or the Paying Agent be liable for interest on any money received by it (including, but not limited to, any negative interest) except as the Trustee or the Paying Agent may otherwise agree in writing with the Company.

SECTION 7.3.Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Section 7.10.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

SECTION 7.4.Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5.Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if the Company notifies the Trustee in writing of such Default or Event of Default, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after being so notified by the Company.  Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.Monies to Be Held in Trust.  All monies received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received.  The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

SECTION 7.7.Compensation and Indemnity.  The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee.  The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, its directors, officers, employees and agents and hold each of them harmless against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties or exercise of its rights hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise).  The Trustee shall notify the Issuer promptly of any third party claim for which it may seek indemnity of which it has received written notice.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense.  The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense; provided, further, that the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  Such lien shall survive the satisfaction and discharge of this Indenture.  The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture, payment of the Notes and any resignation or removal of the Trustee under Section 7.8.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

SECTION 7.8.Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation.  The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the requested date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld.  The Issuer shall remove the Trustee if:

(1)the Trustee fails to comply with Section 7.10 hereof;

(2)the Trustee is adjudged bankrupt or insolvent;

(3)a receiver or other public officer takes charge of the Trustee or its property; or

(4)the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall send a notice of its succession to Holders.  The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee with respect to expense and liabilities incurred by it for actions taken or omitted to be taken in accordance with its rights, powers, and duties under this Indenture prior to such replacement.  The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9.Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.Eligibility; Disqualification.  This Indenture shall always have a Trustee.  The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

SECTION 7.11.Trustee’s Application for Instruction from the Issuer.  Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.  The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2.Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)the rights, powers, trusts, duties, indemnities and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4)this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3.Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.15 and 3.16 and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and (a)(2)), 6.1(a)4), 6.1(a)(5), 6.1(a)6), 6.1(a)7) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), and 6.1(a)(8) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary) hereof shall not constitute Events of Default.

SECTION 8.4.Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest, due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that, upon any defeasance and subsequent redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption; provided that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any legal defeasance or covenant defeasance.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions;

(A)the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as beneficial owners of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6)the Issuer shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Guarantor; and

(7)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5.Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6.Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

SECTION 8.7.Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.Without Consent of Holders.  Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee or this Indenture) and the Trustee may amend, supplement or modify this Indenture, any Guarantee and the Notes, and the Company may direct the Trustee to enter into an amendment to this Indenture, any Guarantee and the Notes, without the consent of any Holder:

(1)to cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2)to provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document or to comply with Section 4.1;

(3)to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code) or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions) in a manner that does not materially adversely affect any Holder;

(4)to add to or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5)to make any change  that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;

(6)at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7)make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8)provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9)evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent thereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(10)secure the Notes and/or the related Guarantees or to add collateral thereto;

(11)add an obligor or a Guarantor under this Indenture;

(12)make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as not prohibited by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer the Notes in any material respect; and

(13)comply with the rules and procedures of any applicable securities depositary.

Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee of the documents described in Sections 9.5 and 12.2 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

SECTION 9.2.With Consent of Holders.  Except as provided below in this Section 9.2, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, any Guarantee and the Notes issued hereunder with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Guarantees may be waived with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).  Section 2.9 hereof and Section 12.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer, and upon delivery to the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.5 and 12.2 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3)reduce the principal of or change the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(4)reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.6;

(5)make any such Note payable in currency other than that stated in such Note;

(6)waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(7)make any change in the provisions of this Indenture or any Note relating to the rights of Holders to receive or institute suit for the enforcement of payments of principal of or premium, if any, or interest on the Notes;

(8)make any change to this paragraph of Section 9.2; or

(9)except as permitted by this Indenture, modify the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

SECTION 9.3.Revocation and Effect of Consents and Waivers.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.3 or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.4.Notation on or Exchange of Notes.  The Issuer may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5.Trustee to Sign Amendments.  The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In executing any amendment, waiver or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is, in respect of such Opinion of Counsel, a legal, valid and binding obligation, enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.  Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the execution of a supplemental indenture that is substantially in the form attached hereto as Exhibit B.

ARTICLE X

GUARANTEE

SECTION 10.1.Guarantee.  Subject to the provisions of this Article X, each Guarantor that executes this Indenture or a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI.  Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2.Limitation on Liability; Termination, Release and Discharge.

(a)Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor, in each case as a result of which such Guarantor ceases to be a Restricted Subsidiary, or the sale, exchange, transfer or other disposition, of all or substantially all of the assets of the Guarantor, to a Person other than to the Company or a Restricted Subsidiary, in each case to the extent not otherwise prohibited by this Indenture;

(2)the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)such Guarantor being (or being substantially concurrently) released or discharged from all of its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Senior Credit Facilities, except a release as a result of the payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Guarantee of such Guarantor under the Senior Credit Facilities is so reinstated, such Note Guarantee shall also be reinstated);

(5)upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(6)upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date; or

(7)as described under Article IX.

SECTION 10.3.Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1.Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)either:

(1)all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or otherwise discharged, have been delivered to the Trustee for cancellation; or

(2)all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuer;

(b)the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; provided that upon any satisfaction and discharge and subsequent redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption (provided that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge), and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(d)the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(e)the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money in U.S. dollars toward the payment of such Notes issued hereunder at maturity or the Redemption Date, as the case may be.

In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all covenants and conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee in Section 7.7 hereof and, if money in U.S. dollars has been deposited with the Trustee pursuant to clause (a)(i) of this Section 11.1, the provisions of this Section 11.1 and Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2.Application of Trust Money.  Subject to the provisions of Section 8.6 hereof, all money in U.S. dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in U.S. dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in U.S. dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1.Notices.  Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

THOR Industries, Inc.
601 E. Beardsley Ave.
Elkhart, Indiana 46514
Attention:  Collen Zuhl and Todd Woelfer
Facsimile:  855-692-6498

with a copy to:

Holland & Knight LLP
101 S. Tryon Street Suite 3600

Charlotte, NC 28280

Attention:  Tim Ryan

if to the Trustee, at its Corporate Trust Office, which Corporate Trust Office for purposes of this Indenture is at the date hereof located at:

U.S. Bank National Association, as Trustee
10 West Market Street, Suite 830

Indianapolis, IN  46204

Attention:  Daryl F. Mergenthal

Phone:  (317) 264-2505

Email:  daryl.mergenthal@usbank.com

The Issuer or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 12.2.Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 12.3.Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture:

(1)a statement that the individual making such certificate or opinion has read such covenants or conditions precedent provided for in this Indenture relating to the proposed action;

(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenants or conditions precedent have been complied with; and

(4)a statement as to whether or not, in the opinion of such individual, all covenants or conditions precedent as provided for in this Indenture relating to the proposed action have been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4.When Notes Disregarded.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.5.Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6.Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment.  If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.7.Governing Law.  THIS INDENTURE, THE NOTES AND THE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.8.Jurisdiction.  The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 12.9.Waivers of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS  (BY THEIR ACCEPTANCE OF THE NOTES) AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.10.USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 12.11.No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of the Issuer or any of its respective Subsidiaries or Affiliates, or such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.12.Successors.  All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.13.Counterparts; Electronic Signatures.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission (including a digital signature provided by DocuSign) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes.  Unless otherwise provided in this Indenture or in any Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything to the contrary set forth herein, the Trustee is under no obligation to agree to accept electronic signatures in any form or format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

SECTION 12.14.Table of Contents; Headings.  The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15.Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, pandemics, epidemics, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16.Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.17.Waiver of Immunities.  To the extent that the Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, the Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

SECTION 12.18.Judgment Currency.  The Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars as promptly as practicable upon such party’s receipt thereof.  The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

THOR Industries, Inc.,
as the Company

By:	/s/ Colleen Zuhl
	Name:	Colleen Zuhl
	Title:	Senior Vice President and Chief Financial Officer

Airstream, Inc.

Cruiser RV, LLC

DRV, LLC

Heartland Recreational Vehicles, LLC

K. Z., Inc.

Keystone RV Company

KZRV, L.P.

Motorized Real Estate, LLC

Postle Operating, LLC

Temple Operating, LLC

THOR Livin’ Lite, Inc.

THOR Motor Coach, Inc.

THOR Tech, Inc.

THOR Wakarusa LLC

Towable Holdings, Inc.

2700 Real Estate Holdings, LLC

as Guarantors

By:	/s/ Colleen Zuhl
	Name:	Colleen Zuhl
	Title:	Treasurer

Jayco, Inc.
as Guarantor

By:	/s/ Colleen Zuhl
	Name:	Colleen Zuhl
	Title:	Vice President and Treasurer

[Signature Page to this Indenture]

KZIN, LLC
as Guarantor

By:	/s/ Colleen Zuhl
	Name:	Colleen Zuhl
	Title:	Manager

Tiffin Motor Homes, Inc.
VLRV, LLC, as Guarantors

By:	/s/ Colleen Zuhl
	Name:	Colleen Zuhl
	Title:	Vice President

AirX Intermediate, Inc.

AirX Holdings, Inc.

AXL Holdings, Inc.

AXL Interim Holdings, Inc.

Airxcel, Inc.

MCD Innovations, Inc.

Dicor Corporation, Inc.

United Shade, LLC

Vixen Composites, LLC

Seal Design, LLC

Cleer Vision Windows, LLC

Cleer Vision Tempered Glass, LLC, as Guarantors

By:	/s/ Colleen Zuhl
	Name:	Colleen Zuhl
	Title:	Vice President

[Signature Page to this Indenture]

U.S. Bank National Association, as Trustee

By:
Name:
Title:

[Signature Page to this Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES

AND ADDITIONAL NOTES

Section 1.1Definitions.

(a)  Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture.  The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, (b) the date of issuance with respect to any such Initial Notes, and (c) the date of issuance with respect to any such Additional Notes.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

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“Rule 904” means Rule 904 promulgated under the Securities Act.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Global Note”	2.1(b)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Permanent Global Note”	2.1(b)
“Regulation S Temporary Global Note”	2.1(b)
“Rule 144A Global Note”	2.1(b)

Section 2.1Form and Dating.

(a)  The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the initial purchasers and (ii) resold initially only to (1) QIBs in reliance on Section 144A and (2) Persons other than U.S. Persons (as defined in Regulation S).  Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501.

(b)  Global Notes.  Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”), without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, which shall be registered in the name of the Depositary or a nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture.  Regulation S Notes shall be issued initially in the form of one or more global Notes (collectively, the “Regulation S Temporary Global Note” and together with the Regulation S Permanent Global Note (identified below) the “Regulation S Global Note”), without interest coupons and bearing the Global Notes Legend, the Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to non-U.S. Persons subsequent to the initial distribution.  One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution.  Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period.  The Rule 144A Global Note, the IAI Global Note, the Regulation S Temporary Global Note and the Regulation S Permanent Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes”.  The aggregate principal amount of the Global Notes may from time to time be increased or decreased by

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adjustments made on the records of the Trustee and the Depositary or its nominee and on the schedules thereto as hereinafter provided.

The Restricted Period shall be terminated upon certification in form reasonably satisfactory to the Trustee, if required, that beneficial ownership interests in the Regulation S Temporary Global Note are owned either by non-U.S. Persons or U.S. Persons who purchased such interests in a transaction that did not require registration under the Securities Act (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Restricted Notes Legend, all as contemplated by this Appendix A).

Following the termination of the Restricted Period, upon receipt of an Issuer Order, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a Global Note (the “Regulation S Permanent Global Note”) pursuant to the Applicable Procedures of the Depositary.  Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Security and the Regulation S Permanent Global Security that are held by participants through Euroclear or Clearstream.

(c)  Book-Entry Provisions.  This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an Issuer Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

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(d)  Definitive Notes.  Except as provided in Section 2.3 or Section 2.4, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

Section 2.2Authentication.  The Trustee shall authenticate and make available for delivery upon an Issuer Order (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $500,000,000 and (b) subject to the terms of this Indenture, Additional Notes.  Such Issuer Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Notes.

Section 2.3Transfer and Exchange.

(a)  Transfer and Exchange of Definitive Notes.  When Definitive Notes are presented to the Registrar with a request:

(i)  to register the transfer of such Definitive Notes; or

(ii)  to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if the reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)  in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

(A)  if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or

(B)  if such Definitive Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or

(C)  if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth in Exhibit C) and (y) if the Issuer so request, an opinion of counsel or other evidence reasonably satisfactory to them as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

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(b)  Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note.  A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below.  Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a QIB in accordance with Rule 144A, (2) to an IAI that has furnished to the Trustee a signed letter substantially in the form of Exhibit C or (3) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled.  If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Issuer shall issue and the Trustee shall authenticate, upon an Issuer Order, a new Global Note in the appropriate principal amount.

(c)  Transfer and Exchange of Global Notes.  (i)  The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.  A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.  Transfers by an owner of a beneficial interest in the Rule 144A Global Note or the IAI Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.  In the case of a transfer of a beneficial interest in either the Regulation S Global Note or the Rule 144A Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit C to the Trustee.

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(ii)  If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall record the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall record the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.

(iii)  Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv)  In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(d)  Restrictions on Transfer of Regulation S Global Note.  (i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream.  During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a Person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or another available exemption, (5) to an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of Notes of $250,000 or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.  Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note or the IAI Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to (1) a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (2) an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of the Notes of $250,000.  Such written certification shall no longer be required after the expiration of the Restricted Period.  In the case of a transfer of a beneficial interest in the Regulation S Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit C to the Trustee.

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(ii)  Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e)  Legend.

(i)  Except as permitted by the following paragraphs (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (the “Restricted Notes Legend”):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF

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SECURITIES OF $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.  [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY (OR ANY INTEREST HEREIN) CONSTITUTES THE ASSETS OF (I) AN “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (II) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (III) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (I) AND (II), OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT

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IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(ii)  Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)  [Reserved].

(iv)  Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

(v)  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f)  Cancellation or Adjustment of Global Note.  At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made by the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g)  Obligations with Respect to Transfers and Exchanges of Notes.

(i)  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

A-9

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.7, 2.9, 3.5, 5.5 or 9.4 of this Indenture).

(iii)  Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)  All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)  No Obligation of the Trustee.

(i)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

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Section 2.4	Definitive Notes.

(a)  A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 or issued in connection with an exchange offer shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer become aware of such cessation, or (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in their sole discretion, notify the Trustee in writing that they elect to cause the issuance of certificated Notes under this Indenture; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

(b)  Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.  Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.  Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the Restricted Notes Legend.

(c)  Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)  In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer will promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Global Notes Legend]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]
CUSIP NO. _____________[2]

THOR INDUSTRIES, INC.,

4.000% Senior Notes due 2029

THOR Industries, Inc., a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],3 or its registered assigns, the principal sum of _______________ U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],4 on October 15, 2029.

Interest Payment Dates:  October 15 and April 15, commencing on April 15, 2022

Record Dates:  October 1 and April 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.
[2]	144A: 885160 AA9 / Regulation S: U8840P AA6 / IAI: 885160 AB7
[3]	Insert in Global Notes only.
[4]	Insert in Global Notes only.

Additional provisions of this Note are set forth on the reverse of this Note.

THOR INDUSTRIES, INC.

By:
	Name:	Colleen Zuhl
	Title:	Senior Vice President and
Chief Financial Officer

TRUSTEE’S CERTIFICATION

U.S. Bank National Association, as Trustee,

Certifies that this is one of the Notes referred

to in the Indenture.

By:

Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]
THOR INDUSTRIES, INC.
4.000% SENIOR NOTES DUE 2029

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.Interest

The Issuer promises to pay interest on the principal amount of this Note at 4.000% per annum from October 14, 2021 until maturity.  The Issuer will pay interest semi-annually in arrears every April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [      ], 20[   ].  The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due.  Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 1 and October 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture.  The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).  If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

3.Paying Agent and Registrar

The Issuer initially appoints U.S. Bank National Association (the “Trustee”) as Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar or Paying Agent without prior notice to the Holders.  The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.Indenture

The Issuer issued the Notes under an Indenture dated as of October 14, 2021, among the Issuer, the Guarantors named therein and the Trustee (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”).  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms.  In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior obligations of the Issuer.  The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  This Note is one of the 4.000% Senior Notes due 2029 referred to in the Indenture.  The Notes include (i) $500,000,000 principal amount of the Issuer’s 4.000% Senior Notes due 2029 issued under the Indenture on October 14, 2021 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to October 14, 2021 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture.  The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes.  The Indenture imposes certain limitations on the Incurrence of indebtedness, the making of restricted payments, the sale of assets, the Incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations.  The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.Guarantees

From and after the Issue Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

6.Redemption

(a)At any time prior to October 15, 2024, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)At any time and from time to time prior to October 15, 2024, the Company may on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original principal amount of Notes issued under the Indenture on the Issue Date (calculated after giving effect to any issuance of Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 104.000%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 60.0% of the original principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (calculated after giving effect to any issuance of Additional Notes), unless all such notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 120 days after the date of closing of the related Equity Offering.  The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.5 of the Indenture.

(c)Except pursuant to clauses (a) and (b) of this paragraph 6, the Notes will not be redeemable at the Company’s option prior to October 15, 2024.

(d)At any time and from time to time on or after October 15, 2024, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated in the table below:

Year	Percentage
2024	102.000%
2025	101.000%
2026 and thereafter	100.000%

(e)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 10 days following such purchase date to redeem or repurchase all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but not including, the date of such redemption or purchase.  In determining whether the Holders of at least 90.0% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(f)Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1 through 5.5 of the Indenture.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.Repurchase Provisions

If a Change of Control Triggering Event occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, to but excluding the date of purchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date, as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase Notes and, at the Issuer’s option, Pari Passu Indebtedness out of the Excess Proceeds in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

8.Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money.  After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

11.Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

12.Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended or supplemented, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes.  Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

13.Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture.

14.Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

15.No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

THOR Industries, Inc.
601 E. Beardsley Ave.
Elkhart, Indiana 46514
Attention:  Collen Zuhl and Todd Woelfer

Facsimile:  855-692-6498

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or
(2)	☐	transferred to the Issuer; or
(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or
(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or
(6)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐ Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $_________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):

_________________.

Date:	Your Signature

(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[            ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [            ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), THOR Industries, Inc., as Issuer, and U.S. Bank National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of THOR Industries, Inc., the Guarantors named therein and the Trustee have heretofore executed and delivered an indenture dated as of October 14, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500.0 million of 4.000% Senior Notes due 2029 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Issuer, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1.  Agreement to be Bound.  Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2.  Guarantee.  Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1.  Notices.  All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[INSERT ADDRESS]

Section 3.2.  Merger and Consolidation.  No Guaranteeing Entity shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(d) of the Indenture.

Section 3.3.  Release of Guarantee.  This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.4.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5.  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7.  Benefits Acknowledged.  Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture.  Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the

Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9.  The Trustee.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10.  Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission (including a digital signature provided by DocuSign) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes.  Unless otherwise provided in this Indenture or in any Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything to the contrary set forth herein, the Trustee is under no obligation to agree to accept electronic signatures in any form or format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 3.11.  Execution and Delivery.  Each Guaranteeing Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.12.  Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY],
as a Guarantor

By:
Name:
Title:

THOR INDUSTRIES, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

EXHIBIT C

FORM OF
TRANSFEREE LETTER OF REPRESENTATION

THOR Industries, Inc.
601 E. Beardsley Ave.
Elkhart, Indiana 46514
Attention:  Collen Zuhl and Todd Woelfer
Facsimile:  855-692-6498

In care of

U.S. Bank National Association, as Trustee
10 West Market Street, Suite 830

Indianapolis, IN  46204

Attention: Daryl F. Mergenthal

Ladies and Gentlemen:

This certificate is delivered to request a transfer of [] principal amount of the 4.000% Senior Notes due 2029 (the “Notes”) of THOR Industries, Inc. (the “Issuer”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture, dated as of October 14, 2021, among the Issuer, the Guarantors (as defined therein) listed on the signature pages thereto, and U.S. Bank National Association, as Trustee.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.  We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.  We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the original issue date of the Notes, the original issue date of the issuance of any Additional Notes and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor of such Notes) (the “Resale

Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person or entity we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:	,

by:

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

C-1